Exhibit 99.1

CDSS Wind Down Announces Reverse Merger with Green Energy Management Services, Inc.

DALLAS - CDSS Wind Down, Inc. (“CDSS”) (OTCBB: CWDW) announced today that it has entered into a definitive agreement to acquire Green Energy Management Services, Inc. (“GEM” or the “Company”), a privately held energy manager and provider of proprietary environmentally friendly, energy saving technologies for municipalities, building owners and large-scale power consumers, through a merger.  The proposed transaction is expected to close during the second quarter of 2010 after CDSS files an information statement and receives shareholder approval. GEM’s shareholders have already approved the transaction. The proposed transaction is subject to closing conditions including a financing condition, due diligence review and board approval, and other conditions in the definitive agreement.  The company expects to subsequently change its name to reflect the new business.

Upon completion of the reverse merger, shareholders of CDSS will own 20% of the combined company, with GEM’s shareholders owning 80%. In conjunction with the transaction, CDSS will effect a 1-for-3 reverse split of its stock.

“I am excited to announce that CDSS has entered into a definitive agreement to acquire a dynamic business with significant potential in a large and underserved market,” said Steven B. Solomon, CDSS’s Chairman and CEO. “CDSS was seeking to merge with a company having  a disruptive technology and/or unique business model that would allow it to capitalize on the growing need to find alternatives to the high cost of energy. I believe we have found such an opportunity through GEM.”

GEM will provide energy-saving technologies to public and private entities under long-term, fixed-price contracts.  GEM provides and installs, on a turnkey basis, energy-saving technology for its customers, resulting in a targeted reduction of 50-70% on their monthly electric costs. The Company captures a significant portion of this benefit over the life of the contract, in exchange for providing the equipment, management and technical expertise. In particular, GEM’s LED lighting solutions have been shown to reduce electric and maintenance costs by as much as 70%.

“We believe with the opportunities to capitalize on the growing need for solutions that reduce energy costs, that now was the time to increase the Company’s profile by going public,” said Michael Samuel, Chief Executive Officer of GEM. “Over the past month, we have seen a significant increase from public and private entities in our proven ability to dramatically reduce electricity costs, and that becoming a public entity will enhance our ability to accomplish this.“

Further details on the transaction may be found in CDSS’ 8-K filed this morning with the Securities and Exchange Commission. Additional information on GEM may be found at www.gempowered.com

About Green Energy Management, Inc.

Green Energy Management Services, Inc. (“GEM” or “Company”) is a full-service, nation-wide energy management company providing energy management alternatives to municipalities, building owners, and large-scale  power consumers. The Company provides environmentally friendly alternatives through the use of LED and Solar technology as well as induction lighting alternatives. GEM provides the service at little or no up-front cost to the prospective owner and recovers its profit through sharing of the customer’s energy savings. The Company’s energy management agreements may last as long as ten years. GEM’s customers  are targeted to receive immediate savings in energy and maintenance costs.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained in this press release contain CDSS’ or its management's expectations and assumptions about future events, are forward-looking statements intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and the results anticipated by any or all of these forward-looking statements may not occur.  In addition, these statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by these forward-looking statements.  Factors that could affect those results include, but are not limited to, those described in CDSS’ annual report on Form 10-K for the fiscal year ended December 31, 2009, as well as the Company's subsequent reports on Form 10-Q and Form 8-K and Schedule 14C, which have been or will be filed with the Securities and Exchange Commission. In addition, numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against CDSS or others following announcement of the proposed merger; (3) the inability to complete the proposed merger due to the failure to obtain shareholder or board approvals or the failure to satisfy other conditions to completion of the merger; (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transactions; (5) the ability to recognize the benefits of the merger transaction; (6) the amount of the costs, fees, expenses and charges related to the merger transaction; and (7) the matters disclosed in the “Risk Factors” sections of the most recent SEC filings by CDSS. Many of the factors that will determine the outcome of the subject matter of this press release are beyond CDSS’ ability to control or predict. CDSS undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.